Exhibit 99.1

December 2, 2024	Analyst Contact: Erin Dailey 918-947-7411
Media Contact: Leah Harper 918-947-7123

ONE Gas to Participate in Jefferies, Mizuho, and Wells Fargo Utility Conferences

TULSA, Okla. – Dec. 2, 2024 – ONE Gas, Inc. (NYSE: OGS) today announced it will participate in the Jefferies Gas Utilities Mini-Conference virtually on Monday, Dec. 9, 2024, followed by the Mizuho Power, Energy, & Infrastructure Conference, in New York City. On Wednesday, Dec. 11, 2024, the ONE Gas executive management team will attend the Wells Fargo Midstream, Energy & Utilities Symposium.

Robert S. McAnnally, president and chief executive officer, Christopher Sighinolfi, senior vice president and chief financial officer, and Curtis Dinan, senior vice president and chief operating officer, will be conducting a series of meetings with members of the investment community at each event.

Beginning on Friday, Dec. 6, 2024, the materials utilized during the conferences will be accessible on the ONE Gas website, www.onegas.com/investors/events-and-presentations.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.
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